UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

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FORWARD FUNDS

(Name of Registrant as Specified In Its Charter)

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FORWARD FUNDS

ACCESSOR LIMITED DURATION U.S. GOVERNMENT FUND

ACCESSOR TOTAL RETURN FUND

INFORMATION STATEMENT DATED JUNE 15, 2009

This statement provides information concerning a change in ownership of the sub-advisor for both the Accessor Limited Duration U.S. Government Fund and the Accessor Total Return Fund.

We are not asking you for a proxy, and you are requested not to send us a proxy.

Forward Funds (the “Trust”), Forward Management, LLC (“Forward Management” or the “Advisor”) and Pennant Management, Inc. (“Pennant”) entered into separate sub-advisory agreements on behalf of the Accessor Limited Duration U.S. Government Fund and the Accessor Total Return Fund (each a “Fund” and collectively, the “Funds”), each dated effective as of September 1, 2008 and as amended as of November 17, 2008 (the “Former Sub-Advisory Agreements”). The Board of Trustees of the Trust, including a majority of Trustees who are not “interested persons” of the Trust (as defined in the Investment Company Act of 1940 (the “1940 Act”)) (the “Independent Trustees”), unanimously voted and approved new sub-advisory agreements among the Trust, Forward Management and Pennant on behalf of the Funds, each dated effective as of March 27, 2009 (the “New Sub-Advisory Agreements”).

The 1940 Act requires shareholder approval of a new investment sub-advisory agreement; however, under an exemptive order issued to Forward Management, as the Trust’s advisor, and to the Trust by the Securities and Exchange Commission (“SEC”) on October 27, 2008, Forward Management can hire, terminate and replace, as applicable, sub-advisors and enter into investment sub-advisory agreements with sub-advisors (except as a general matter, sub-advisors affiliated with Forward Management) without shareholder approval. The additional information provided herein concerning the New Sub-Advisory Agreements is being provided pursuant to the order.

I.	Background

From the inception of the Funds (July 6, 2004 in the case of the Accessor Limited Duration U.S. Government Fund and September 10, 2007 in the case of the Accessor Total Return Fund) through March 27, 2009, Pennant has served as the sub-advisor to each of the Funds pursuant to the Former Sub-Advisory Agreements, each as amended and supplemented from time to time.*

On March 27, 2009, U.S. Fiduciary Services, Inc. (“USFS”), Pennant’s parent company, completed a transaction that resulted in USFS’s Employee Stock Ownership Plan becoming the sole stockholder of USFS (the “Transaction”). The Transaction resulted in a change in control of Pennant and consequently an assignment of the Former Sub-Advisory Agreements under the 1940 Act. As a result, the Former Sub-Advisory Agreements were terminated immediately after the Transaction was completed.

In anticipation of Pennant’s change in control and the termination of the Former Sub-Advisory Agreements, the Board was asked to consider the New Sub-Advisory Agreements at an in-person meeting on March 5, 2009.

II.	Board Consideration of New Sub-Advisor

The Board of Trustees of the Trust oversees the management of the series of the Trust (including the Funds) and, as required by law, initially approves, and determines annually whether to renew, the investment advisory agreements and sub-advisory agreements for management of the series of the Trust.

*	Each of the Funds are successor mutual funds to previously operational funds with the same respective names (each a “Predecessor Accessor Fund”), which were series of a separate legal entity called Accessor Funds, Inc., a Maryland corporation. Upon obtaining the approval of the shareholders of each Predecessor Accessor Fund on August 19, 2008, each Predecessor Accessor Fund was reorganized into the Funds with the same respective names effective September 1, 2008.

At an in-person meeting of the Board of Trustees held on March 5, 2009, the Board, including a majority of the Independent Trustees, approved the New Sub-Advisory Agreements on behalf of the Funds among the Trust, Forward Management and Pennant. At the meeting, the Board noted that the change in control of Pennant would result in the termination of the Former Sub-Advisory Agreements. The Board noted that Pennant represented that the personnel, day-to-day operations and management of the Funds will not change as a result of the change in control, and that Pennant represented that it would provide updated information regarding any management or significant personnel changes after the closing of the Transaction. The Board noted that the investment sub-advisory fee-schedule will not change as a result of the change in control. The Board further noted that it had previously reviewed the services provided by Pennant, information regarding fees paid to Pennant, and the investment performance of the Funds at the March 6, 2008 meeting of the Board.

Based on the Trustees’ deliberations and their evaluation of the information described above, the Board concluded that: (i) the compensation payable under the New Sub-Advisory Agreements is fair and bears a reasonable relationship to the services to be rendered, and (ii) that the approval of the New Sub-Advisory Agreements is in the best interests of the Funds and their respective shareholders. Based on the Trustees’ deliberations and their evaluation of the information described above, the Trustees, including all of the Independent Trustees, unanimously approved the New Sub-Advisory Agreements.

III.	The New Sub-Advisory Agreements

The New Sub-Advisory Agreements are substantially identical to the Former Sub-Advisory Agreements, with the exception of the effective date of the New Sub-Advisory Agreements being as of March 27, 2009.

A.	Duties Under the New Sub-Advisory Agreements

Like the Former Sub-Advisory Agreements, subject to the supervision of the Trustees and the Advisor, Pennant will, in coordination with the Advisor: (a) provide a program of continuous investment management for the Funds; (b) make investment decisions for the Funds; and (c) place orders to purchase and sell securities for the Funds in accordance with each of the Funds’ investment objectives, policies and limitations, as stated in each of the Funds’ current Prospectuses and Statement of Additional Information.

B.	Compensation

The New Sub-Advisory Agreements entitle Pennant to be compensated in the same manner and amount as under the Former Sub-Advisory Agreements.

With respect to the Accessor Limited Duration U.S. Government Fund, the Trust, on behalf of the Fund, pays Pennant a fee based upon the amount of the average daily net assets of the Fund that Pennant manages, as follows:

Fees Payable on Assets	Average Daily Net Assets
0.35%	on the first $25 million
0.25%	on the next $75 million
0.20%	above $100 million

With respect to the Accessor Total Return Fund, the Trust, on behalf of the Fund, pays Pennant a fee computed daily at an annual rate equal to 0.50% of the average daily net assets of the Fund that Pennant manages.

The Fee payable by the Trust, on behalf of each of the Funds, shall be computed and accrued daily and paid quarterly in arrears based on the average daily net asset value of each of the Funds as determined according to the manner provided in the then-current Prospectuses of the Funds.

C.	Liability

Like the Former Sub-Advisory Agreements, the New Sub-Advisory Agreements provide that neither Pennant nor its officers, directors, employees, affiliates, agents or controlling persons shall be liable to the Trust, the Funds, the Funds’ respective shareholders and/or any other person for the acts, omissions, errors of judgment and/or mistakes of law of any other fiduciary and/or other person with respect to the Funds.

Also like the Former Sub-Advisory Agreements, the New Sub-Advisory Agreements provide that neither Pennant nor its officers, directors, employees, affiliates, agents or controlling persons or assigns shall be liable for any act, omission, error of judgment or mistake of law (whether or not deemed a breach of the New Sub-Advisory Agreements) and/or for any loss suffered by the Trust, the Funds, the Funds’ respective shareholders and/or any other person in connection with the matters to which the New Sub-Advisory Agreements relate; provided that no provision of the New Sub-Advisory Agreements shall be deemed to protect Pennant against any liability to the Trust, the Funds and/or the Funds’ respective shareholders to which Pennant might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in Pennant’s performance of its duties or Pennant’s reckless disregard of its obligations and duties under the New Sub-Advisory Agreements.

Finally, like the Former Sub-Advisory Agreements, the New Sub-Advisory Agreements provide that the Trust, on behalf of the Funds, will indemnify and hold harmless Pennant, its directors, officers, employees, affiliates, agents and controlling persons (collectively, the “Indemnified Parties”) against any and all losses, claims damages or liabilities (including reasonable attorneys fees and expenses), joint or several, relating to the Trust or the Funds, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, or other federal or state statutory law or regulation, at common law or otherwise.

D.	Duration and Termination

The New Sub-Advisory Agreements will remain in effect for an initial term ending September 30, 2009 and from year to year thereafter so long as their continuance annually is approved: (i) by a vote of the holders of a majority of the outstanding shares of each of the Funds; or (ii) by a vote of a majority of those Trustees of the Trust who are not parties to the New Sub-Advisory Agreements, or who are not “interested persons,” as that term is defined in Section 2(a)(19) of the 1940 Act, or any party thereto, cast in person at a meeting called for the purpose of voting on such approval.

Like the Former Sub-Advisory Agreements, the New Sub-Advisory Agreements will terminate automatically in the event of their assignment.

IV.	Information Regarding Pennant

Pennant, 11270 West Park Place, Suite 1025, Milwaukee, Wisconsin 53224, is an investment advisor registered with the SEC and manages the investment portfolios of insurance companies, community banks, healthcare organizations, governmental units and other personal and employee benefit trusts and entities. Pennant is a subsidiary of USFS, an Illinois corporation serving as a holding company of distinct subsidiaries providing various custom fiduciary services. As of December 31, 2008, net assets under management of Pennant were approximately $3.9 billion.

As of March 31, 2009, the chief executive officer and each member of the Board of Directors of Pennant are: Mark A. Elste, President, Chief Executive Officer, Chief Investment Officer & Director; Todd C. Johnson, Chairman of the Board; Roger L. Weston, Vice Chairman of the Board; and Michael Welgat, Executive Vice President & Director. The business address of each above individual is: 11270 West Park Place, Suite 1025, Milwaukee, Wisconsin 53224.

As mentioned above, Pennant is a wholly-owned subsidiary of USFS. As also mentioned above, on March 27, 2009, USFS completed a transaction that resulted in U.S. Fiduciary Services, Inc. Employee Stock Ownership Plan becoming the sole stockholder of USFS. The address of U.S. Fiduciary Services, Inc. Employee Stock Option Plan is: 801 Warrenville Road, Suite 500, Lisle, Illinois 60532.

No officer or Trustee of the Trust currently is a director, officer, employee or shareholder of Pennant. No officer or Trustee of the Trust owns securities of, or has any other material direct or indirect interest in, Pennant or any other person controlling, controlled by or under common control with Pennant. Since January 1, 2008, none of the Trustees of the Trust has had any material interest, direct or indirect, in any material transactions, or in any material proposed transactions, to which Pennant or USFS was or is to be a party.

Pennant does not serve as investment advisor to any other mutual fund with similar investment objectives to either of the Funds.

V.	Portfolio Transactions and Brokerage

Forward Management does not expect the Funds ordinarily to effect a significant portion of the Funds’ total brokerage business with brokers affiliated with either SEI Investments Distribution Co. (“SIDCO”), the Funds’ distributor, Forward Management or Pennant. However, Forward Management, when exercising investment discretion, and Pennant may effect portfolio transactions for the Funds with a broker affiliated with Pennant, as well as with brokers affiliated with the sub-advisors for other series of the Trust, subject to certain considerations regarding obtaining the best net price and execution. Any such transactions will comply with Rule 17e-1 under the 1940 Act. For the fiscal year ended December 31, 2008, neither of the Funds effected transactions with affiliated brokers.

VI.	Annual Report

The annual report for Accessor Funds for the fiscal year ended December 31, 2008 is available to shareholders. That report and any current semi-annual reports are available upon request without charge as follows: Call or write and copies will be sent to you: Accessor Funds, P.O. Box 1345, Denver, CO 80201, (800) 759-3504. Or go to www.accessor.com and download a copy.

VII.	Delivery of Documents to Shareholders Sharing an Address

Only one copy of this information statement is being delivered to multiple security holders sharing an address unless the Trust has received contrary instructions from one or more of the shareholders.

Shareholders sharing an address and receiving only one copy of the information statement can request the Trust to deliver additional copies by writing to the Trust at P.O. Box 1345, Denver, CO 80201 or by calling (800) 759-3504. Additional information statements will be sent by first class mail within three business days of the receipt of the request.

Shareholders sharing an address and receiving multiple copies of information statements can request the Trust subsequently deliver only a single copy of such information statements by writing to the Trust at P.O. Box 1345, Denver, CO 80201 or by calling (800) 759-3504.

Forward Management serves as investment advisor to the Fund. Forward Management is located at 433 California Street, 11th Floor, San Francisco, California 94104. The Fund’s administrator is SEI Investments Global Funds Services (“SEI”). The Fund’s distributor is SIDCO. SEI and SIDCO are located at 1 Freedom Valley Drive, Oaks, PA 19456.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

INFORMATION MATERIALS

This information statement is available on the Accessor Funds’ website by visiting:

www.accessor.com